Exhibit 19.1

NEKTAR THERAPEUTICS

SECURITY TRADING POLICY

Nektar Therapeutics (“Nektar” or the “Company”) is committed to complying with all applicable laws and regulations. Nektar has adopted this Security Trading Policy (“Policy”) to prohibit Affiliates from trading in the securities of any company, including Nektar, while in possession of material, non-public information about such company, as well as passing on material, non-public information to others who trade on that information. These types of transactions are commonly known as “insider trading” and “tipping,” respectively.

Our Board of Directors has approved this Policy, and we have appointed our head of the legal department (“General Counsel”) (with their designees) to administer the Policy and to be available to answer your questions.

1.
Scope of the Policy. Because our stock is publicly traded, as an employee, officer, director, consultant or contractor, you and your Affiliates (as defined below) must comply with both the provisions of federal and state securities laws and with our policies, including this policy and our Corporate Disclosure Policy. It is the policy of Nektar to maintain proper procedures to ensure compliance with applicable securities laws and other ethical standards. During the course of your employment with or delivery of services to Nektar, you will learn information about the Company that may be material and/or not publicly known. It is illegal for you to buy or sell Nektar’s stock (or other securities, whether they are Nektar securities or the securities of other companies) on the basis of material, non-public information. It is also illegal for you to pass such information on to others who use it to decide whether to buy or sell securities. Our Policy prohibits not only illegal activities, but also other stock trading activities that may not be illegal. These additional restrictions are designed to protect both you and Nektar from even the appearance of improper activity.

This Policy provides you with an overview of the most significant aspects of trading in Nektar’s securities (including insider trading). All individuals subject to this policy are obligated to read, abide by and retain this Policy and applicable laws.

Persons Covered by the Policy. This Policy applies to all Nektar directors, officers, employees (regardless of whether full-time, part-time or temporary), consultants, and contractors of Nektar, and the following persons (collectively, these persons and entities are referred to as “Affiliates”):

•
your family members (“Family Members”), defined as: (a) your spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, significant other or other family members, in each case, living in the same household; (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you; and (c) any of

Updated: June 8, 2023

person within (a) or (b) who does not reside in your household but whose transactions are directed by you;
•
any individual over whose account you have control and to whose financial support you materially contribute (wherein materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);
•
all trusts, family partnerships and other types of entities formed for the benefit of a Restricted Person (as defined herein) or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;
•
all persons who execute trades on your behalf; and
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities (other than electronically traded and investment funds that hold Nektar stock as part of an index and which you have de minimis control); provided, however, that the black-out periods and pre-clearance procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware that the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Policy by all of your Affiliates.

Duration of Trading Prohibitions. These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

In the event that you leave the Company for any reason, this Security Trading Policy will continue to apply to you and your Affiliates until the later of: (1) the first full trading day following the day in which there is a public release of earnings for the fiscal quarter in which you leave the Company; and (2) the first full trading day following the day in which any material non-public information known to you has become public or is no longer material.

2.
Definition of “Material, Non-Public Information.” Information is “material” if its disclosure could reasonably have an effect on the price of Nektar’s stock, if a reasonable person would consider it important in deciding whether to buy or sell Nektar stock, or if

Updated: June 8, 2023

the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the market about the Company. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” common examples of “material” information include:
•
news concerning the clinical progress of a product;
•
significant data or results of a clinical trial;
•
safety issues that arise in clinical trials;
•
communications with FDA or other regulators;
•
manufacturing activity indicating level of partner sales;
•
positive or negative news concerning a relationship with one of Nektar’s corporate partners;
•
information concerning new products;
•
earnings, revenue, investment or expense information, financial projections, or financial results including changes to previously announced financial results;
•
information concerning pending or proposed mergers, acquisitions, alliances, other business combinations or collaborations, divestitures, bankruptcies or receiverships;
•
patent developments;
•
significant developments in proposed or pending litigation or government and regulatory investigations;
•
cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches; or
•
key personnel hires or departures.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material or not is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may be aware of information that you do not consider to be material, federal regulators and others may conclude that such information was material. Therefore, trading in a company’s securities based on such information can be risky. When doubt exists, you should presume that the information is material.

Information is “non-public” if it has not been announced publicly, such as by press release, conference call, public filing, conference presentation, or similar means of public dissemination, or, if it has been announced publicly, where the public has not had a reasonable opportunity to absorb the information. You must wait until the opening of the first full trading day following the day that information is publicly announced before you can trade. For example, if the information is publicly announced on Tuesday before the market opens, you cannot trade until the opening of the market on Wednesday (assuming no intervening holidays on which markets are closed between Tuesday and Wednesday).

If you are unsure whether information is material or non-public, you should consult with Nektar’s General Counsel.

Updated: June 8, 2023

3.
Restrictions Applicable to All Affiliates.
a.
No Trading While in Possession of Material, Non-Public Information. You may not trade in Nektar’s securities (whether for your account or for the account of another) while you possess information about Nektar that is both material and non-public, except for trades made pursuant to plans approved by the General Counsel in accordance with the Company’s Rule 10b5-1 Trading Plan Policy that is intended to comply with Rule 10b5-1 under the Securities and Exchange Act of 1934 (the “Exchange Act”).

Nektar’s securities include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. If you possess material, non-public information relating to Nektar, you are prohibited from buying or selling Nektar securities until the earlier of (a) the beginning of the first full trading day following the day in which the information is publicly announced or (b) such time as that non-public information is no longer material.

If you, during the course of your employment with Nektar, possess material, non-public information of another company (e.g., as a customer, vendor, supplier, business partner, potential business partner, or potential acquisition target), you are prohibited from buying or selling the securities of such company.

b.
No Tipping. You must not disclose or pass on (“tip”) material, non-public information, whether positive or negative, to any other person (including Affiliates, family members, friends and acquaintances) where such information may be used by the other person to trade in Nektar’s securities (or the securities of any other entity), whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. You are also prohibited from making recommendations, advising, “signaling,” or expressing opinions about trading, while aware of material, non-public information. You may, of course, discuss such information with other Nektar employees on a “need to know” basis and solely for the purpose of performing your job at Nektar.

It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee, respectively, under certain circumstances and could give rise to legal and company-imposed sanctions.

4.
Safeguarding inside information. Before confidential information relating to Nektar or its business (including material, non-public information) has been disclosed to the public, it must be kept in strict confidence. Utmost care must be exercised at all times. For example, conversations in public places, such as elevators, taxicabs or shared ride services, restaurants and airplanes should be limited to matters that do not involve information of a

Updated: June 8, 2023

sensitive or confidential nature. In addition, do not transmit confidential information through the Internet or any unsecure e-mail system or other means that is not secure.
5.
Releasing public information to the market. To ensure that Nektar’s confidential information is protected to the maximum extent possible, no individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, investment analysts or other market participants, or others outside Nektar.

If you are contacted by anyone outside the company seeking information about Nektar, and if you have not been expressly authorized to provide information by the Chief Executive Officer, Chief Financial Officer or Head of Investor Relations, you should refer the call to the Head of Investor Relations or the Chief Financial Officer. Please see Nektar’s Corporate Disclosure Policy.

6.
Blackout Periods.
a.
Restricted Persons may buy or sell only when trading window period is open. Nektar has determined that certain individuals (“Restricted Persons”) and their Affiliates may buy or sell Nektar securities only when the trading window period is open. You are a “Restricted Person” if you are:
•
a Board member of Nektar;
•
an “executive officer” of Nektar as described in Rule 3b-7 under the Securities Exchange Act, and all individuals designated as “officers” of Nektar for purposes of Section 16 under the Exchange Act (“Section 16 Officers”);
•
an employee of Nektar with a title of vice president or above;
•
an employee who works in the legal, finance or investor relations department of Nektar;
•
designated as a Restricted Person by the General Counsel in his or her sole discretion.

In addition to being a Restricted Person, Nektar has determined that certain individuals, (“Senior Restricted Persons”) must enter into a trading plan entered into in accordance with Rule 10b5-1 under the Exchange Act (“Trading Plan”) in order to buy or sell Nektar securities. For more details on Trading Plans, see Paragraph 17 and Nektar’s Rule 10b5-1 Trading Plan Policy.

You are a “Senior Restricted Person” if you are:

•
a Board member of Nektar;
•
an “executive officer” of Nektar as described in Rule 3b-7 under the Exchange Act, and all Section 16 Officers;
•
an employee of Nektar with a title of Senior Vice president or above.

Updated: June 8, 2023

b.
Trading Windows. Trading window periods are those periods of time during which Restricted Persons are permitted to trade Nektar securities. At these times, the “window” is said to be “open.” Trading window periods will be emailed to Restricted Persons. The periods of time when the trading window is closed is referred to as a “Blackout Period.” All Restricted Persons may not buy or sell Nektar stock during any Blackout Period.
c.
Standing Blackout Periods. There will be routine quarterly Blackout Periods which will run from the fifteenth (15th) day of the month in which each fiscal quarter ends until the opening of the first full trading day following the day on which the public release of Nektar’s earnings relating to such period is issued (a “Quarterly Blackout Period”). Restricted Persons and Senior Restricted Persons may not trade during any Quarterly Blackout Period even if they do not possess any material, non-public information. This requirement does not apply to the exercise of Nektar employee stock options as long as payment of the exercise price is made by the employee to the Company in cash; however, this requirement does apply to any sale of Nektar securities to pay part or all of the exercise price of a stock option (i.e., a broker-assisted cashless exercise of stock options). In other words, Restricted Persons and Senior Restricted Persons are permitted to exercise and hold Nektar employee stock options even during a Blackout Period (e.g., a Quarterly Blackout Period). Restricted Persons may not sell any stock acquired through the exercise of an option during a Blackout Period (e.g., a Quarterly Blackout Period).
d.
Special Blackout Periods. From time to time, Nektar may impose a “blackout” period during which trading by a specified group of insiders or all insiders would be considered inappropriate. Nektar’s Chief Financial Officer or its General Counsel will communicate the imposition or extension of such a blackout period to all affected parties (a “Special Blackout Period”). Individuals subject to a Special Blackout Period may not disclose the fact that they are subject to a Special Blackout Period to anyone, including other employees (who may themselves be subject to the Special Blackout Period), family members (other than those subject to this Policy), friends or financial advisers/stock brokers. The imposition of a Special Blackout Period shall be treated as material non-public information.

Conference-related Blackout Periods. Restricted Persons and Senior Restricted Persons are subject to Blackout Periods that will run from three (3) trading days before, and one (1) trading day after, the following pre-scheduled industry conferences (“Conference-Related Blackout Periods”):

•
Annual J.P. Morgan Healthcare Conference;
•
Cowen & Co. Annual Health Care Conference; and
•
American Academy of Dermatology (AAD) Annual Meeting.

Updated: June 8, 2023

Restricted Persons and Senior Restricted Persons may not trade or schedule trades pursuant to a Trading Plan during the Conference-related Blackout Periods, even if they don’t possess any material, non-public information. The General Counsel may, in his or her sole discretion, modify the pre-scheduled industry conferences based on the relevance of these conferences to the Company’s business, and may further designate additional medical, analyst, or industry conferences subject to Conference-Related Blackouts.

7.
Pre-Clearance of Trades by Restricted Persons at the Vice President level: Prior to making any trade in Nektar’s securities other than pursuant to a validly entered into Rule 10b5‑1 Trading Plan, any Restricted Person who is an employee of Nektar with a title of vice president (“VP Restricted Person”) must first obtain the written authorization of the General Counsel, in accordance with the procedures described below. In addition, such advance approval must be obtained before buying or selling securities in any company that the VP Restricted Person knows has established or is in the process of establishing a significant business relationship with the Company, whether as a customer, supplier, affiliate or otherwise. The VP Restricted Person must contact the General Counsel at least two (2) business days before the intended purchase or sale in order to allow the General Counsel to review the substance of the trade and determine whether or not the Company or the individual must comply with any reporting requirements. If the proposed transaction is approved, the VP Restricted Person shall confirm in writing to the General Counsel that purchase or sale was consummated within two (2) business days of the transaction.

Gifts of Company securities are considered a trade in securities for purposes of this Policy.

a.
Procedures. No VP Restricted Person may trade in our securities unless:
•
The VP Restricted Person has notified the General Counsel of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Policy.
•
The VP Restricted Person has certified to the General Counsel in writing before the proposed trade(s) that the VP Restricted Person does not possess material nonpublic information concerning the Company.
•
The General Counsel has approved the trade(s) and has certified their approval in writing (which may be by email).

The General Counsel does not assume responsibility for, and approval by the General Counsel does not protect the VP Restricted Person from, the consequences of prohibited insider trading.

b.
Additional Information. VP Restricted Persons shall provide to the General Counsel any documentation the General Counsel reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the General Counsel to deny approval of the trade request.

Updated: June 8, 2023

c.
Notification of Brokers of Insider Status. Senior Restricted Persons who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Senior Restricted Person is subject to Section 16; and (b) the broker is to provide transaction information to the Senior Restricted Person and/or General Counsel on the day of a trade.
d.
No Obligation to Approve Trades. The foregoing approval procedures do not in any way obligate the General Counsel to approve any trade. The General Counsel has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The General Counsel may decline a VP Restricted Person’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the VP Restricted Person is not aware of that material nonpublic development. If any VP Restricted Person engages in a trade before a material nonpublic development is disclosed to the public or resolved, the VP Restricted Person and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the VP Restricted Person was unaware of the development. So long as the event remains material and nonpublic, the General Counsel may decide not to approve any transactions in the Company’s securities. The General Counsel will subsequently notify the VP Restricted Person once the material nonpublic development is disclosed to the public or resolved. If a VP Restricted Person requests preclearance of a trade during the pendency of such an event, the General Counsel may reject the trading request without disclosing the reason.

e.
Completion of Trades. After receiving written clearance to engage in a trade signed by the General Counsel, a VP Restricted Person must complete the proposed trade within two (2) business days or make a new trading request. Even if the VP Restricted Person has received clearance, the VP Restricted Person may not engage in a trade if (i) such clearance has been rescinded by the General Counsel, (ii) the VP Restricted Person has otherwise received notice that the trading window has closed or (iii) the VP Restricted Person has or acquires material nonpublic information.
f.
Post-Trade Reporting. The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a Senior Restricted Person (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the General Counsel by the Senior Restricted Person or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Senior Restricted Person’s broker provide) a trade order confirmation to the General Counsel if the General Counsel receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these

Updated: June 8, 2023

persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
8.
No Trading in Derivative Securities. You are prohibited from trading in derivative securities of Nektar or any derivative securities that provide the economic equivalent of ownership of any of Nektar’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include put and call options. These are different from employee stock options, which are not derivative securities.
9.
No Short Selling. You are prohibited from engaging in short selling of Nektar securities. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is anticipated through the expectation that the stock price will decrease during the period of borrowing.
10.
No Purchasing on Margin. You are prohibited from purchasing Nektar stock on margin at any time. Purchasing securities on margin is the use of borrowed money from a brokerage to purchase securities. You may, however, hold Nektar stock in a margin account, i.e., an account that allows you to borrow money against your stock, including Nektar stock so long as you have, at all times, sufficient cash or securities other than Nektar stock to meet a margin call. You may not allow a “margin call” to be covered by the sale of Nektar securities while in possession of material, non-public information or if the trading window has been closed by Nektar, and, in the case of Restricted Persons, during a Blackout Period whether or not such persons are in possession of material, non-public information.
11.
No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).
12.
No Participating in Chat Rooms. You must not participate in “chat rooms” or other electronic discussion groups on the Internet or on social media concerning the activities of Nektar, the prospects for Nektar stock, or the prospects of other companies with which Nektar does business, even if you do so anonymously. Please refer to the Nektar Corporate Disclosure Policy.
13.
No Recommending of Stock. You may never recommend to or advise another person that he or she buy, hold or sell Nektar stock. This rule does not apply to those Nektar employees authorized to speak to analysts, fund managers, etc.

Updated: June 8, 2023

14.
No Trading in the Securities of Other Companies. Many of the trading restrictions described throughout this Policy also apply to transactions in the stock of other companies, to the extent you have learned material, non-public information about these companies as a result of your employment by or delivery of services to Nektar. Companies working with Nektar include but are not limited to corporate partners and key suppliers and contractors.
15.
Gifts and Other Distributions in Kind. No Restricted Person may donate or make any other transfer of Company securities without consideration when the Restricted Person is not permitted to trade unless the donee agrees in writing not to sell the shares until the Restricted Person is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Policy.
16.
Penalties for Insider Trading. Trading while aware of inside information is a crime and is pursued aggressively by the federal government. Penalties for insider trading include criminal fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the Securities and Exchange Commission may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from trading while aware of inside information. Those who trade on inside information also must return any profits made, with interest, and they are subject to an injunction against future violations. Finally, under some circumstances, people who trade on inside information may be subjected to civil liability in private lawsuits.

Employers are at risk under federal law. Employers may, among other things, face civil penalties equal to the greater of $2,000,000 or more, up to three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits and civil liability.

In addition, violation of this Policy or any federal or state insider trading laws may result in severe personnel action, up to and including termination of your employment or other relationship with Nektar. Any violation of this Policy should be reported to the General Counsel.

The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

17.
Rule 10b5-1 Plans. The Securities and Exchange Commission provides for an affirmative defense from insider trading liability for trades executed pursuant to a plan, arrangement, or instruction that meets the requirements of Rule 10b5-1 under the Exchange Act (“Trading Plan”). Generally, Trading Plans must be documented in writing and established at a time that the person was not aware of material, non-public information and must provide specific (as detailed by the rule) instructions as to amount, price, and timing of the trades thereunder. The Company has adopted a separate Rule 10b5-1 Trading Policy (the

Updated: June 8, 2023

“Rule 10b5-1 Trading Policy”) that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
18.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Policy do not apply to the exercise for cash of an option to purchase securities of the Company. However, the exercise is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Senior Restricted Persons must comply with the post-trade reporting requirement described above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Policy. Moreover, the Policy applies to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding and any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
19.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s Amended and Restated Employee Stock Purchase Plan, as amended from time to time. However, no person subject to this Policy may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the employee of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Policy. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.
20.
Tax Withholding. The trading prohibitions and restrictions set forth in this Policy do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Restricted Person in compliance with this Policy.
21.
Assistance, Enforcement of the Policy and Reporting of Violations. If you have any questions about any aspect of this policy, you are encouraged to contact the General Counsel. You should not try to make your own judgments about what constitutes illegal conduct. If you have any questions about this Policy, your responsibilities or the responsibilities of others under this Policy or specific transactions, please contact the General Counsel. In any event, err on the side of caution.

Updated: June 8, 2023

If you violate this Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the General Counsel. In addition, if you know or have reason to believe that this policy has been or is about to be violated, you should report this information to your manager, the General Counsel or, if you prefer to make an anonymous report, you may report to Nektar’s help line at www.nektar.ethicspoint.com.

22.
Waivers. A waiver of any provision of this Policy may be authorized in writing by the General Counsel. All waivers shall be reported to the Board of Directors.

ADOPTED:	June 8, 2023
EFFECTIVE:	June 8, 2023

Updated: June 8, 2023

APPENDIX A

POLICY CONCERNING TRADING IN COMPANY SECURITIES

CERTIFICATION

You must sign, date and return this Certification stating that you received the Nektar Therapeutics Security Trading Policy (the “Policy”) and related procedures, and you agree to comply with it. Please note that you are bound by the Policy whether or not you sign the Certification. You will be required to confirm your compliance with the Policy by signing and returning a copy of the Certification each year.

You will receive training regarding the Policy on a periodic basis. At that time, it is expected that you will ask questions sufficient to allow you to understand the Policy. Also, if at any time during the year you desire additional training or have a question regarding the Policy, please contact the Legal Department to set up an appointment for training.

I hereby certify that I:

a.
have read and understand Nektar’s Security Trading Policy, a copy of which was distributed with this certificate;
b.
have complied with the foregoing policy and procedures;
c.
will continue to comply with the policy and procedures set forth in the Policy; and
d.
if required, will request prior approval of all proposed sales or acquisitions of securities of Nektar.

Signature:

Name:
(please print)

Department or Title:

Date:

APPENDIX B

STOCK TRANSACTION REQUEST

Pursuant to Nektar’s Security Trading Policy, I hereby notify Nektar (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market

	☐	Other (please specify):

INTENT TO SELL

Number of shares:
Intended trade date:
Means of selling shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market

	☐	Other (please specify):

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)
☐	I am not subject to Section 16.	☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.
☐ To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐	None of the above.	☐ The transaction requested will be made pursuant to an effective registration statement covering such transaction.
☐ None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Security Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Security Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL
Signature of General Counsel (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out.